Exhibit 99.2

Supplemental Tables

The following table displays our consolidated results of operations for the three-month period ended March 31, 2011 and 2010.

Income Statement:	Three Months Ended March 31,
(In Thousands)	2011	2010
Revenues
Net premiums written (1)	$123,159	$119,436
Net premiums earned	$114,204	$114,308
Investment income, net of investment expenses	27,063	27,968
Net realized investment gains
Other-than-temporary impairment charges	-	(342)
All other net realized gains	2,653	3,068
Total net realized investment gains	2,653	2,726
Other income	156	123
Total Revenues	$144,076	$145,125

Benefits, Losses and Expenses
Losses and loss settlement expenses	$76,182	$68,363
Increase in liability for future policy benefits	8,182	6,390
Amortization of deferred policy acquisition costs	26,046	26,516
Other underwriting expenses	16,057	8,807
Disaster charges and other related expenses, net of recoveries	-	(23)
Interest on policyholders’ accounts	10,670	10,801
Total Benefits, Losses and Expenses	$137,137	$120,854

Income before income taxes	6,939	24,271
Federal income tax expense	1,129	4,879
Net income	$5,810	$19,392
(1) The Statutory Financial Measures section of our May 2, 2011 press release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

The following tables display our net premiums written by line of business for the three-month periods ended March 31, 2011 and 2010.

	Three Months Ended March 31,
(In Thousands)	2011	2010
Net Premiums Written
Commercial lines:
Other liability (1)	$30,293	$29,148
Fire and allied lines (2)	25,948	25,582
Automobile	24,381	24,440
Workers’ compensation	15,239	13,600
Fidelity and surety	3,495	4,051
Miscellaneous	226	222
Total commercial lines	$99,582	$97,043

Personal lines:
Fire and allied lines (3)	$5,821	$5,568
Automobile	3,961	3,637
Miscellaneous	139	119
Total personal lines	$9,921	$9,324
Reinsurance assumed	1,223	757
Total	$110,726	$107,124
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

The following tables display our premiums earned, losses and loss settlement expenses and loss ratio by line of business for the three-month periods ended March 31, 2011 and 2010.

Three Months Ended March 31,
	2011			2010
(In Thousands) Unaudited	Premiums Earned	Losses and Loss Settlement Expenses Incurred	Loss Ratio	Premiums Earned	Losses and Loss Settlement Expenses Incurred	Loss Ratio
Commercial lines
Other liability	$27,929	$11,181	40.0%	$28,214	$18,841	66.8%
Fire and allied lines	23,898	19,668	82.3	24,384	19,799	81.2
Automobile	22,694	13,658	60.2	23,010	13,830	60.1
Workers’ compensation	11,638	9,891	85.0	11,218	4,278	38.1
Fidelity and surety	4,061	(9)	(0.2)	4,679	209	4.5
Miscellaneous	203	217	106.9	202	36	17.8
Total commercial lines	$90,423	$54,606	60.4%	$91,707	$56,993	62.1%

Personal lines
Fire and allied lines	$6,247	$2,199	35.2%	$5,979	$2,067	34.6%
Automobile	3,744	1,863	49.8	3,467	2,881	83.1
Miscellaneous	123	2	1.6	87	(27)	(31.0)
Total personal lines	$10,114	$4,064	40.2%	$9,533	$4,921	51.6%
Reinsurance assumed	1,227	12,995	NM %	739	1,714	231.9%
Total	$101,764	$71,665	70.4%	$101,979	$63,628	62.4%